UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

AVEO PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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ONE BROADWAY, 14TH FLOOR CAMBRIDGE, MASSACHUSETTS 02142

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 21, 2017

May 17, 2017

This Supplement relates to the proxy statement, dated April 27, 2017 (the “2017 Proxy Statement”), of AVEO Pharmaceuticals, Inc. (the “Company”) for its 2017 Annual Meeting of Stockholders to be held at One Broadway, 5th Floor, Cambridge, MA 02142 on Wednesday, June 21, 2017 at 10:00 a.m., Eastern Daylight Time.

This supplemental information should be read in conjunction with the 2017 Proxy Statement, which should be read in its entirety.

In light of the untimely passing of Mr. Henri A. Termeer, a member of the Company’s Board of Directors (“Board”), on May 12, 2017, the Board has reduced the size of the Board from five to four members. The Board is not nominating a replacement Director at this time, but will initiate a process to potentially add one or more directors to the Board in the future. The Company has named Kenneth M. Bate as Lead Director. The Board also recomposed the members of the standing committees of the Board as follows:

•	Audit Committee: Kenneth M. Bate (chair), Anthony B. Evnin, Ph.D. and Robert C. Young, M.D.;

•	Compensation Committee: Kenneth M. Bate, Anthony B. Evnin, Ph.D. (chair) and Robert C. Young, M.D.;

•	Nominating and Governance Committee: Anthony B. Evnin, Ph.D. and Robert C. Young, M.D. (chair).

The other four nominees named in the 2017 Proxy Statement, Messrs. Bailey and Bate and Drs. Evnin and Young, will continue to stand for election at the 2017 Annual Meeting of Stockholders. The form of proxy card included in the original distribution of the 2017 Proxy Statement remains valid; however, any votes that are submitted with instructions to vote for all of the Board’s nominees will be voted only for the four remaining nominees, as named in the 2017 Proxy Statement.